EXHIBIT IX



                   FORM OF CERTIFICATE OF DESIGNATION,
                          PREFERENCES AND RIGHTS

                                  OF THE

                    SENIOR REDEEMABLE PREFERRED STOCK
                             ($.01 Par Value)

                                    OF

                     COMPLETE WELLNESS CENTERS, INC.


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                      Pursuant to Section 151 of the

             General Corporation Law of the State of Delaware

               --------------------------------------------



               The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted on January 9, 1998, by the Board of Directors (the "Board") of Complete Wellness Centers, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

               RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which shall consist of up to 134,500 of the 2,000,000 shares of Preferred Stock which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

               (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the Senior Redeemable Preferred Stock (the "Senior Preferred Stock"). The total number of shares of the Senior Preferred Stock shall be 134,500.

               (ii) Holders of shares of Senior Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend per share equal to (A) in the case of dividends accruing on or prior to December 31, 2000, 8% of the Liquidation Preference (as defined below) thereof on the relevant dividend payment date payable in cash or, if such payment in cash is not then made, 10% of the Liquidation Preference thereof on the relevant dividend payment date payable in additional shares of Senior Preferred Stock (which may include fractional shares) and (B) in the case of dividends accruing after December 31, 2000, 12% of the Liquidation Preference thereof on the relevant payment date payable in cash, in each case accruing, with respect to 20,000 shares of Senior Preferred Stock outstanding, from January 12, 1998, and with respect to 80,000 of Senior Preferred Stock outstanding, from January 27, 1998, and payable in quarterly installments on March 31, June 30, September 30 and December 31, commencing March 31, 1998 (each a "dividend payment date"). Unless full dividends on the Senior Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation, nor may any Common Stock or any other stock of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock). Dividends payable on the Senior Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. For purposes of this paragraph (ii), "Liquidation Preference" shall have the meaning set forth in paragraph (iii) below with the relevant dividend payment date being deemed to be the date of final distribution.

               (iii) The shares of Senior Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such stock, an amount equal to the stated amount thereof of $50 per share (or proportionate amount thereof in the case of any fractional shares of Senior Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of Senior Preferred Stock to the date of final distribution, such determination to be made, in the even that dividends remain unpaid as to one or more dividend payment dates, by deeming the amount of any dividend not paid on the relevant dividend payment date as having been added to the stated amount of the underlying share as of such dividend payment date (the amount as so determined, the "Liquidation Preference" of a share of Senior Preferred Stock). After payment of the full amount of the Liquidation Preference, the holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Senior Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

               (iv) The shares of Senior Preferred Stock will be mandatorily redeemable by the Corporation as provided in this paragraph
(iv):

               (A) All shares of Senior Preferred Stock shall be mandatorily redeemable on the earlier of (1) December 31, 2000 and (2) the date of completion of any financing by the Corporation or any of its subsidiaries after the initial date of issuance of the Senior Preferred Stock, the gross proceeds of which taken together with the gross proceeds of any and all other financings by the Corporation or any of its subsidiaries aggregates in excess of $5,000,000, provided, however, that the Corporation may exclude from such aggregate gross proceeds up to $3,500,000 of gross proceeds that the Corporation receives upon the exercise of the Corporation's Redeemable Common Stock Purchase Warrants issued pursuant to the Warrant Agreement, dated as of February 24, 1997, between the Corporation and American Stock Transfer and Trust Company, provided that all such exercises are in accordance with the terms thereof as in effect as of the date of issuance of the Senior Preferred Stock.

               (B) In the event of any breach of the agreements in paragraph (v) below, or any breach by the Corporation of the Supplement to the Investment Agreement, dated as of January 12, 1998, among Imprimis Investors LLC, Wexford Spectrum Investors LLC and the Corporation, the Corporation shall redeem such number of shares of Senior Preferred Stock as shall be requested by the holders thereof upon at least five days' notice to the Corporation.

               (C) The redemption price for shares of Senior Preferred Stock being redeemed shall be the Liquidation Preference for the shares being redeemed determined as if the date of final distribution were the date on which the payment of the redemption price is made.

               (v) (A) For so long as any shares of Senior Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66-2/3 percent in number of shares of the Senior Preferred Stock then outstanding, amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the Senior Preferred Stock or of the holders thereof.

                      (B) As soon as practicable after the filing of this Certificate of Designation, Preferences and Rights, the Board of Directors of the Corporation shall take any action necessary, including calling a special meeting, to elect a designee of the holders of Senior Preferred Stock to the Board of Directors. Thereafter, for so long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall take such action as shall be necessary to ensure that at least one designee of the holders of Senior Preferred Stock shall be duly elected to serve as a director of the Corporation.

               IN WITNESS WHEREOF, Complete Wellness Centers, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by C. Thomas McMillen, Chairman, and attested by E. Eugene Sharer, President, this 12th day of January, 1998.


                                        COMPLETE WELLNESS CENTERS, INC.


Attest: /s/ E. Eugene Sharer            By: /s/ C. Thomas McMillen
       ---------------------------         ----------------------------
       E. Eugene Sharer, President          C. Thomas McMillen
       & Assistant Secretary                Chairman & CEO